UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) December 13, 2006

WASHINGTON REAL ESTATE INVESTMENT TRUST

(Exact name of registrant as specified in its charter)

Maryland	1-6622	53-0261100
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

6110 Executive Boulevard, Suite 800, Rockville, Maryland 20852

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (301) 984- 9400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers

(e) On December 13, 2006, the Washington Real Estate Investment Trust (“WRIT”) Board of Trustees approved written amendments to the plans for the short-term and long-term incentive compensation of WRIT’s officers and executives. The first cash benefits under the amended short-term plan will be paid in late 2006, and the first restricted share units and performance share units under the amended long-term plan will also be granted in 2006. Shares subject to the restricted share units and performance share units will not be issued until satisfaction of applicable vesting periods, but the associated compensation expense will be recognized over the periods prior to vesting. WRIT’s Board of Trustees maintains discretion to further modify the plans or particular grants under the plans.

WRIT maintains the short-term and long-term incentive compensation plans to provide WRIT’s officers and executives the opportunity to receive cash and share awards based on the achievement of objective performance targets. The plans’ objectives are to attract and retain talented officers and executives and to provide added incentives to achieve various objective performance targets.

The short-term incentive compensation plan, as amended, provides for the annual payment of cash bonuses based upon WRIT’s performance compared to its annual targets for funds from operations (FFO) per share and earnings before interest, taxes, depreciation and amortization (EBITDA). These targets are set annually by executive management, with the approval of the board of trustees, for the following year. At the end of each calendar year, WRIT will determine the percentage of its annual FFO per share and EBITDA results achieved compared to target. The percentage of the FFO per share target achieved and the percentage of the EBITDA target achieved will each be multiplied by 50%, and the resulting percentages will be added together. The Board will assess the combined percentage of achievement of the two targets in view of changes in the real estate environment in that particular year and may adjust the performance measures. Officers and executives will be paid cash bonuses equal to various percentages of their salaries based upon the percentage resulting from the foregoing calculation, with minimum and maximum thresholds. Participants may opt to defer receipt of a portion or all of their annual short-term incentive bonuses by electing to convert the bonus amount into restricted share units at the market value of WRIT shares at the time of conversion. WRIT will match deferral elections with a grant of restricted share units equal to 25% of the restricted share units obtained by the deferral. The shares subject to the matching restricted share units will cliff vest three years from the grant date.

The long-term incentive compensation plan, as amended, provides for the granting of restricted share units and performance share units to officers and executives based upon various percentages of their salaries and their positions with WRIT. One-third of the award will be in the form of restricted share units that vest 20% per year based upon continued employment. Dividend equivalents will be paid on the entire grant of restricted share units. Two-thirds of the award will be in the form of performance share units. Performance targets will be set on an annual basis and will be the same as those used in the short-term incentive plan. However, the plan is based on cumulative performance over three years, and performance share units will cliff vest at the end of the three year period based upon the percentage of the performance targets achieved. Dividend equivalents on performance share units are deferred until the end of the performance period and paid based upon the percentage of the shares vested.

Mr. Edmund B. Cronin, Jr, WRIT’s Chairman and Chief Executive Officer, was excluded from the 2006 long-term incentive plan as amended in view of his announced intention to retire in 2007. WRIT contemplates that Mr. Cronin will receive a grant of restricted share units in 2007 in connection with his continued services as WRIT’s non-executive chairman following his retirement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

WASHINGTON REAL ESTATE INVESTMENT TRUST

By:	/s/ SARA L. GROOTWASSINK
Sara L. Grootwassink
Chief Financial Officer

December 18, 2006